SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                           Date of Report May 3, 2002
                 (Date of earliest event reported) May 2, 2002


                            SEVEN SEAS PETROLEUM INC.
             (Exact Name of registrant as Specified in its Charter)

   Cayman Islands                       0-22483                73-468669
(State or Other Jurisdiction of  (Commission File Number)   (I.R.S. Employer
Incorporation or Organization)                            Identification Number)



                5555 SAN FELIPE, SUITE 1700, HOUSTON, TEXAS 77056
               (Address of Principal Executive Offices) (Zip Code)


       Registrant's telephone number, including area code: (713) 622-8218

Item 5.  Other Events

     Seven Seas Petroleum Inc. announced that Guaduas Oil Field gross production averaged approximately 8,200 barrels per day (3,800 net to Seven Seas) during April 2002. Daily gross production is currently around 7,500 barrels per day (3,500 net). Production continues to fluctuate and to be curtailed as a result of high gas-oil ratios in certain wells.

     Seven Seas believes that gross production from existing wells will start to increase when gas injection facilities are completed, now anticipated to be later this month. The later completion date is the result of delays in the deliveries of the compressors. The Company is studying whether some of the electronic submersible pumps in existing wells must be reconfigured before gross production rates from existing wells can reach the projected pre-curtailment rates. These results may not be known for several months. The Company does not believe that the current gas-oil ratio problems will negatively affect proved reserves. Notwithstanding the curtailment, Seven Seas believes that at present oil prices revenues from current levels of production will continue to exceed operating expenses, general and administrative costs and debt interest payments.

     The Company expects to have results from the sixth Guaduas Oil Field development well, the Tres Pasos 7-W, within the next two weeks.

Item 7.  Financial Statements and Exhibits

         (c)      Exhibits

                  99    Press Release dated May 2, 2002

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   SEVEN SEAS PETROLEUM INC.

                                   By:    LARRY A. RAY
                                   Name:  Larry A. Ray
                                   Title: President, Chief Operating Officer,
                                          and Director

Date:  May 3, 2002

                                INDEX TO EXHIBITS

Exhibit No.  Description                        Method of Filing
-----------  -----------                        ----------------

      99     Press Release dated May 2, 2002    Filed herewith electronically